SPECIAL POWER OF ATTORNEY

THE STATE OF NEW JERSEY

COUNTY OF
UNION

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Robert W. Pangia,
of 31 Hyde Circle, Watchung, New Jersey, do hereby appoint each of Kent H. Roberts, Stephen C. Richards, Roger A. Crabb and Jennefer Koopman, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 4 and
Forms 5 with the Securities and Exchange Commission.

This instrument
is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS
WHEREOF, I hereunto set my hand this 16th day of September, 2002.



/s/ Robert W. Pangia